                                                                     EXHIBIT 2.1
                                                                     -----------

THIS AGREEMENT is dated 3rd day of February 1997 and is made
--------------

BETWEEN:-
-------

1.   DEAN STREET INVESTMENTS B.V. (Company Number:-  33248274) whose registered
     ----------------------------
     office is situate at Rokin 55, 1012 KK Amsterdam, The Netherlands ("DVI") (as a partner of the firm known as The Coba Group Partnership) ("the Partnership").

2.   COBA CONSULTING LIMITED whose registered office is at 40 Holborn Viaduct
     -----------------------
     London ECIN 2PB ("the Purchaser").

     (together "the Parties")

WHEREAS:-
-------

[A] The Partners have formed a partnership and have carried on, inter alia, the business of management consultancy.

[B]  The Purchaser is a company limited by shares of which DVI holds 25.87%.

[C] The Parties are aware that irrespective of the care they take (and have taken) to ensure that this Agreement ("the Transaction") is dealt with on arms length terms without conferring a benefit on any person to the detriment of another others may take a different view and they therefore wish to implement a mechanism to maintain adherence to arms length dealings and the absence of any benefit being conferred on any person in the event of such different view being taken and substantiated.

NOW IT IS HEREBY AGREED as follows:-
-----------------------

1.   PURPOSE AND DEFINITIONS
     -----------------------

     1.1 This is an agreement for the sale and purchase of the Business (as defined in sub-clause 1.2).

     1.2 In this Agreement the following expressions have the following meanings:-

          "Business"
          ----------
          means that proportion of DVI's interest in the management consultancy business now carried on by the Partnership;

          "Consideration"
          ---------------
          means the sum specified in Clause 2.1.3;
          "Intellectual Property Rights"
          ------------------------------

          means all copyright technical or commercial information and computer programs together with the benefit of all rights for the protection thereof and of all applications for such rights as listed in Schedule 1.

          "Partners"
          ----------
          means Richard Jonathan Peel, Graham Simon Gould, Nicholas John Hewitt, Robert Neville House, Mark Parry and DVI;

          "Premises"
          ----------
          means the premises occupied by the Partnership at 40 Holborn Viaduct London ECIN 2PB;

          "Transfer Assets"
          -----------------
          means those items referred to in Clause 2.1.1;

          "Transfer Date"
          ---------------
          means the close of business on the date hereof;

          "Work in Progress"
          ------------------
          means the benefit and burden of all the contracts engagements orders and work in progress relating to the Business subsisting but uncompleted at the Transfer Date.

     1.3 References to Clauses sub-clauses and Schedules are to Clauses and sub-clauses of and Schedules to this Agreement.

     1.4 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively replaced amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

     1.5 Words importing the singular include the plural and vice versa words importing a gender and references to persons include bodies corporate or unincorporate.

     1.6 The headings to the Clauses are for convenience only and have no legal effect.

     1.7 References to "$" or "Dollars" shall mean the lawful currency of the United States of America. For any conversion between Dollars and Pounds Sterling the exchange rate shall be $1.67 to (pounds)1.00.

2.  SALE OF THE BUSINESS AND ASSETS
    -------------------------------

     2.1 DVI with full title guarantee in accordance with the provisions of the Law of Property (Miscellaneous Provisions) Act 1994 shall sell free from all liens charges and encumbrances and the Purchaser as at the Transfer Date shall purchase the Business as a going concern which shall:-

               2.1.1  include:-

                      2.1.1.1  the assets listed in Schedule 1;

                      2.1.1.2 all other assets of the Partnership which relate to or are used in connection with the Business and which are required by the Purchaser;

               2.1.2  exclude:-

                      2.1.2.1  all debts and liabilities; and

                      2.1.2.2  the assets listed in Schedule 2.

               2.1.3 The aggregate consideration payable for all the assets hereby agreed to be sold shall be the sum of US$1,903,385.50.

     2.2 All the assets hereby agreed to be sold shall as from the Transfer Date (pending delivery of the same) and, in the case of those assets which do not pass by delivery, pending the execution of such assignments or novations as may be required shall be held by DVI on trust for the Purchaser absolutely.

     2.3 DVI shall be responsible for and shall indemnify the Purchaser against any claims by creditors of the Business arising prior to the Transfer Date (including the Inland Revenue and H M Customs and Excise in respect of corporation tax or value added tax payable by DVI in respect of any period or event occurring prior to the Transfer Date).

     2.4 The Purchaser hereby undertakes with DVI to keep DVI fully indemnified against all losses claims liabilities costs and expenses whatsoever in respect of any act omission neglect or default by the Purchaser in connection with the Business or the assets relating to the Business sold hereunder or any of them arising on or after the Transfer Date.

     2.5 Insofar as any contracts engagements orders or licenses cannot effectively be transferred to or assumed by the Purchaser except by an agreement of novation with third parties:-

          2.5.1 if the Purchaser so requires the parties shall use their respective reasonable endeavours to procure the same to be novated; and

          2.5.2 unless and until any such novation is effected DVI shall do all such acts and things in relation thereto as the Purchaser may reasonably require.

3.  COMPLETION
    ----------

     3.1 Completion shall take place at the offices of the Purchaser when DVI shall:-

          3.1.1 give possession to the Purchaser of the assets hereby agreed to be sold;

          3.1.2 (if requested by the Purchaser so to do) deliver to the Purchaser duly executed assignment of such of the assets hereby agreed to be sold as are not transferable by delivery;

          3.1.3 deliver (or cause to be delivered) to the Purchaser all books of account income records stock and other records and information relating to the Business including all records regarding value added taxation referred to in Section 33 Value Added Tax Act 1983.

     3.2 DVI hereby assigns absolutely to the Purchaser with full title guarantee all interest and title it may have to the goodwill of the Business being 25.87% of the said goodwill.

     3.3 The Consideration shall be left outstanding as a loan from DVI to the Purchaser without bearing interest and shall be repayable by the Purchaser on demand from DVI.

4.   ADJUSTMENT
     ----------

     4.1 If despite the common intention and understanding of the Parties it is at any time hereafter either agreed with the Inland Revenue or finally determined (expressly or by implication) by any Court or Tribunal that the value attributable to the Transfer Assets is greater than the Consideration then the parties agree that:-

          4.1.1 if such greater amount is ascertained or otherwise agreed the Purchaser shall forthwith pay to DVI the amount by which such greater amount exceeds the Consideration; or

          4.1.2 if a lesser amount is ascertained or otherwise agreed DVI shall forthwith reimburse the Purchaser the amount by which such lesser amount is less than the Consideration; or

          4.1.3 if no amount, value or figure is agreed with the Inland Revenue or finally determined by any Court or Tribunal (expressly or by implication) then the calculation of the additional payment to be made hereunder shall be determined by an arbitrator to be appointed by agreement between the parties and in default of agreement by an arbitrator appointed by the President of the Chartered Institute of Arbitrators and the amount, value or figure determined finally by the arbitration (after any appeal or appeals) shall be treated as the market value of the Transfer Assets and the Purchaser shall be forthwith pay to DVI the amount by which such greater amount exceeds the Consideration.

5.   VALUE ADDED TAX
     ---------------

     5.1  DVI and the Purchaser intend that Section 33 of the Value Added
          Tax Act 1983 and Article 5 of the Value Added Tax (Special Provisions) Order 1992 shall apply to the sale and purchase of the Business and accordingly shall use all reasonable endeavours to secure that pursuant to such provisions the sale of the Business hereunder falls to be treated as a transfer of a business as a going concern for the purposes of value added taxation.

6.   POST-COMPLETION MATTERS
     -----------------------

     6.1 Notwithstanding completion of the sale and purchase hereunder DVI shall from time to time execute and do or procure to be executed and done all documents acts and things as may be necessary or requisite effectually to vest in the Purchaser the assets hereby agreed to be sold and to give to the Purchaser the full benefit of this Agreement.

7.   WARRANTIES AND REPRESENTATIONS
     ------------------------------

     7.1 Save as set out in the remainder of this clause 7, the Purchaser hereby acknowledges that it has entered into this Agreement without reliance on any warranty or representation made by DVI other than the warranty by DVI (and DVI hereby warrants) that all assets transferred hereunder are free from all liens charges and encumbrances and are transferred with full title guarantee.

8.   CONTINUING EFFECTS OF THIS AGREEMENT
     ------------------------------------

     8.1 All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding the Transfer Date except in respect of those matters then already performed.

     8.2 This Agreement shall be binding on and shall ensure for the benefit of each party's successors and assign (as the case may be).

9.   ENTIRE AGREEMENT
     ----------------

     9.1 This Agreement sets forth the entire agreement and understanding between the parties in connection with the Business and the sale and purchase described herein.

     9.2 Any controversy or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and construed in accordance with the laws of England and submitted to the exclusive jurisdiction of the English Courts.

AS WITNESS the signatures of the duly authorised representations of the parties the day and year first above written.

                                   SCHEDULE 1

        Assets being sold (exclusive of assets comprised in Schedule 2)
        ---------------------------------------------------------------



No.      Assets
---      ------
1        The goodwill and undertaking of the Business.

2        All Work in Progress.

3 All drawings sketches designs models photographs paintings cinematographic films artwork tapes scripts videos records including customer and supplier records catalogues sales literature publicity material accounting and other specifications and printed matter or material relating to or used in connection with the Business whether completed or uncompleted.

4        All Intellectual Property Rights relating to the
         Business.

5 All tangible personal property relating to the Business.

6        All customer records.


                                   SCHEDULE 2

                         Assets excluded from the sale
                         -----------------------------


1        Cash in hand and at bank.

EXECUTED as a DEED            )
by DEAN STREET                )
INVESTMENTS B.V.              )
executed by its attorney:-    )    /s/ Gareth Edwards
                                   ---------------------------



EXECUTED as a DEED            )
by COBA CONSULTING            )
LIMITED in the                )
presence of:-                 )    /s/ Richard Peel
                                   -------------------------------
                                   Director



                                   /s/ G.A.G. Studd
                                   ------------------------------
                                   Director/Secretary